EXHIBIT 99 (a)

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACHIEVES RECORD SECOND QUARTER RESULTS
—Sales Increase 15%, Net Income Increases 25%—
—Internal Growth of 7%, Raising Estimates—

Paoli, PA, July 19, 2007 – AMETEK, Inc. (NYSE: AME) today announced second quarter results that established records for sales, operating income, net income and diluted earnings per share.

AMETEK’s second quarter 2007 sales of $519.5 million were up 15% over the same period of 2006. Operating income for the second quarter of 2007 was $96.6 million, a 22% increase from the $79.1 million recorded in the same period of 2006. Net income in the second quarter of 2007 increased 25% to $58.0 million, or $.54 per diluted share, from the second quarter 2006 level of $46.5 million, or $.43 per diluted share.

“AMETEK had an outstanding quarter which exceeded our expectations,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Strong internal growth of 7%, combined with the contributions from acquired businesses enabled us to grow the top-line by 15%. Operating income margin was up 100 basis points and diluted earnings per share were up 26% as we translated the top-line growth into bottom-line performance,” he commented.

For the first half of 2007, AMETEK sales increased 17% to $1.02 billion from $874.5 million in the same period of 2006. Operating income totaled $186.5 million, a 24% increase from $149.9 million earned in the first half of last year. Net income for the first half of 2007 was $108.9 million, up 26% from $86.7 million in the same period of 2006. Diluted earnings per share were $1.02 for the first half of 2007, up 26% from $.81 per diluted share in the first half of 2006.

Electronic Instruments Group (EIG)
For the 2007 second quarter, EIG sales increased 15% to $281.7 million. Operating income was $62.2 million, compared with $50.4 million in the second quarter of 2006, an increase of 23%. Operating margins for the quarter improved dramatically to 22.1%, from 20.7% in the second quarter of 2006.

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AMETEK ACHIEVES RECORD SECOND QUARTER RESULTS

“EIG had a great second quarter. Sales were up on excellent core growth driven by our process and analytical, power and aerospace businesses together with the contribution from the Land Instruments, Precitech, Advanced Industries and B&S Aircraft Parts acquisitions. Operating income was up 23%, benefiting from the top-line growth as well as from operational excellence improvements,” said Mr. Hermance.

Electromechanical Group (EMG)
For the second quarter of 2007, EMG sales were $237.8 million, a 15% increase over the same period of 2006. Operating income of $43.7 million was up 19% from the $36.8 million recorded in the same period of 2006. Operating margins for the quarter were 18.4%, up from 17.8% in the second quarter of 2006.

“EMG also had a great second quarter. Sales were up on solid core growth and the contributions from the acquisitions of PennEngineering Motion Technologies, Southern Aeroparts, Seacon Phoenix and Hamilton Precision Metals. Profitability was up nicely as a result of the increased volume and our operational excellence initiatives,” commented Mr. Hermance.

2007 Outlook
“Given current market conditions and our strong second quarter results, we are raising our earnings estimate for the year to approximately $2.01 to $2.05 per diluted share, an increase of 18% to 20% over the 2006 level of $1.71 per diluted share. Revenue is estimated to increase in the mid teens on a percentage basis over 2006,” commented Mr. Hermance.

“Our third quarter 2007 sales are expected to be up approximately 10% from last year’s third quarter. We expect third quarter earnings to be approximately $.50 to $.51 per diluted share, an increase of 11% to 13% over last year’s third quarter level of $.45 per diluted share,” concluded Mr. Hermance.

Conference Call
AMETEK, Inc. will Web cast its Second Quarter 2007 investor conference call on Thursday, July 19, 2007, beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. The call will also be archived at www.ametek.com/investors.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2006 sales of $1.8 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

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AMETEK ACHIEVES RECORD SECOND QUARTER RESULTS

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are “forward-looking statements”. Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
CONSOLIDATED STATEMENT OF INCOME (Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Net sales	$519,468	$450,585	$1,024,751	$874,452

Expenses:
Cost of sales, excluding depreciation	350,235	308,308	693,581	601,076
Selling, general and administrative	62,856	53,315	124,907	104,127
Depreciation	9,767	9,863	19,729	19,349

Total expenses	422,858	371,486	838,217	724,552

Operating income	96,610	79,099	186,534	149,900
Other expenses:
Interest expense	(10,998)	(10,301)	(21,907)	(20,389)
Other, net	(1,537)	(589)	(2,104)	(1,326)

Income before income taxes	84,075	68,209	162,523	128,185
Provision for income taxes	26,062	21,741	53,610	41,459

Net income	$58,013	$46,468	$108,913	$86,726

Diluted earnings per share	$0.54	$0.43	$1.02	$0.81

Basic earnings per share	$0.55	$0.44	$1.03	$0.83

Average common shares outstanding:
Diluted shares	107,433	106,849	107,157	106,767

Basic shares	105,665	105,128	105,395	104,983

Dividends per share	$0.06	$0.04	$0.12	$0.08

AMETEK, INC.
INFORMATION BY BUSINESS SEGMENT (Unaudited)
(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales

Electronic Instruments	$281,713	$244,031	$564,646	$480,470
Electromechanical	237,755	206,554	460,105	393,982

Total Consolidated	$519,468	$450,585	$1,024,751	$874,452

Operating income

Electronic Instruments	$62,157	$50,399	$124,358	$98,111
Electromechanical	43,711	36,752	81,717	68,704

Total segments	105,868	87,151	206,075	166,815
Corporate and other	(9,258)	(8,052)	(19,541)	(16,915)

Total Consolidated	$96,610	$79,099	$186,534	$149,900

AMETEK, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash, cash equivalents
and marketable securities	$86,690	$58,220
Receivables, net	367,322	328,762
Inventories	265,469	236,783
Other current assets	58,073	60,298

Total current assets	777,554	684,063

Property, plant and equipment, net	266,179	258,008
Goodwill	921,686	881,433
Other intangibles, investments and other assets	359,225	307,372

Total assets	$2,324,644	$2,130,876

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings and current
portion of long-term debt	$184,498	$163,608
Accounts payable and accruals	346,659	317,292

Total current liabilities	531,157	480,900

Long-term debt	526,057	518,267
Deferred income taxes and
other long-term liabilities	183,155	165,037
Stockholders’ equity	1,084,275	966,672

Total liabilities and stockholders’ equity	$2,324,644	$2,130,876